Exhibit 3.43

Michigan Department of Licensing and Regulatory Affairs

Filing Endorsement

This is to Certify that the ARTICLES OF INCORPORATION - NONPROFIT for

BELL PHYSICIAN PRACTICES, INC.

ID NUMBER: 71331W

received by facsimile transmission on April 16, 2013 is hereby endorsed

Filed on April 24, 2013 by the Administrator.

The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 24TH day of April, 2013.
/s/ Alan J. Schefke
Alan J. Schefke, Director
Corporations, Securities & Commercial Licensing Bureau

Sent by Facsimile Transmission 13114

BCS/CD-502 (Rev. 04/11)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS

BUREAU OF COMMERCIAL SERVICES

Date Received

This document is affective on the date filed, unless a subsequent affective date within 90 days after received date is stated in the document.

Name

Kathy Teague

Address

103 Powell Court

City	State	ZlP Code
Brentwood	TN	37027	EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

ARTICLES OF INCORPORATION

For use by Domestic Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 162, Public Acts of 1982, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is:

Bell Physician Practices, Inc.

ARTICLE II

The purpose or purposes for which the corporation is organized are:

To provide medical care, diagnosis and treatment through licensed physicians and to engage in other activities in connection with the foregoing.

ARTICLE III

1. The corporation is organized upon a stock basis.
(Stock or Nonstock)

2.         If organized on a stock basis, the total number of shares which the corporation has authority to issue is 100. If the shares are, or are to be, divided into classes, the designation of each class, the number of shares in each class, and the relative rights, preferences and limitations of the shares of each class are as follows:

There shall be a single class of shares and all shares shall have equal rights.

Use space below for additional Articles or for continuation of previous Articles. Please identify any Article being continued or added, Attach additional pages if needed.

I, (We), the incorporator(s) sign my (our) name(s) this 12th day of April, 2013

/s/ Christy S. Green

ARTlCLE III (cont.)

3. a. If organized on a nonstock basis, the description and value of its real property assets are: (if none, insert “none”)

b. The description and value of its personal property assets are: (if none, insert “none”)

c. The corporation is to be financed under the following general plan:

d. The Corporation is organized on a basis.
(Membership or Directorship)

ARTICLE IV

1. The name of the resident agent at the registered office is:

The Corporation Company

2. The address of its registered office in Michigan is:

30600 Telegraph Road, Suite 2345	Bingham Farms	Michigan	48025-5720
(Street Address)	(City)		(ZIP Code)

3. The mailing address of the registered office in Michigan if different than above:

Michigan
(Street Address or PO Box)	(City)		(ZIP Code)

ARTICLE V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name	Residence or Business Address

Christy S. Green	103 Powell Court, Brentwood, TN 37027